UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 2, 2018

CROCS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7477 East Dry Creek Parkway Niwot, Colorado		80503
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.45) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Share Repurchase Agreement
On December 2, 2018, Crocs, Inc. (the “Company”) entered into share repurchase agreements (the “Share Repurchase Agreement”) with Blackstone Capital Partners VI L.P., Blackstone Family Investment Partnership VI-ESC L.P. and Gregg Ribatt (collectively, the “Sellers”), pursuant to which (i) the Company is repurchasing from the Sellers, 100,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock”), for an aggregate purchase price of $183,724,092, (ii) the Sellers will convert the remaining 100,000 shares of Preferred Stock that they own into 6,896,548 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), and (iii) the Sellers will receive an aggregate cash payment of $12,000,000 from the Company. The Company will also pay the Sellers $3,000,000 of additional consideration on or about January 1, 2019. In addition, the Sellers have agreed not to transfer the shares of Common Stock for approximately nine months. The Share Repurchase Agreement contains customary representations, warranties, covenants and conditions to closing. The transactions contemplated by the Share Repurchase Agreement are expected to close on or about December 5, 2018. The Company intends to use cash on hand and borrowings under the Credit Agreement (as defined below) to fund the transactions contemplated by the Share Repurchase Agreement.
The Sellers have certain rights under the Investment Agreement, dated as of December 28, 2013, by and between the Sellers and the Company, as amended on January 27, 2014 and June 6, 2017, including the right to nominate two directors to the Company’s board of directors. The transaction was reviewed and approved by the Company’s board of directors (excluding the two directors nominated by the Sellers). Following the closing of the transactions contemplated by the Share Repurchase Agreement, the Sellers will have the right to nominate one director to the Company’s board of directors.
The foregoing summary of the Share Repurchase Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Share Repurchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Seventeenth Amendment to Amended and Restated Credit Agreement
On December 2, 2018, the Company and its subsidiaries, Crocs Retail, LLC and Jibbitz, LLC, as borrowers, and Western Brands Holding Company, LLC, as guarantor, entered into the Seventeenth Amendment to the Amended and Restated Credit Agreement (the “Seventeenth Amendment”), with the lenders party thereto, KeyBank National Associates, as syndication agent, and PNC Bank, National Association (“PNC”), as administrative agent, pursuant to which certain terms of the Amended and Restated Credit Agreement, dated December 16, 2011 (as amended, the “Credit Agreement”), were amended.
The Seventeenth Amendment, among other things, (i) increased the total commitments under the Credit Agreement from $150.0 million to $250.0 million; (ii) increased permitted stock repurchases from $200.0 million to $250.0 million per fiscal year; (iii) amended the Credit Agreement to permit the transactions contemplated by the Share Repurchase Agreement, (iv) modifies the interest rates and certain fees due in connection with the Credit Agreement, with quarterly updates to the interest rates based on the Company’s leverage ratio, and (v) amends certain other provisions to be more favorable to the Company, including certain financial covenants under the Credit Agreement.
The foregoing summary of the Seventeenth Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Seventeenth Amendment, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report regarding the Seventeenth Amendment is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 of this report regarding the Share Repurchase Agreement is incorporated by reference into this Item 3.02.
As described in Item 1.01 of this report, under the terms of the Share Repurchase Agreement, the Sellers will convert 100,000 shares of Preferred Stock into 6,896,548 shares of Common Stock, This issuance and sale of Common Stock will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder. The Sellers represented to the Company that they are “accredited investors” as defined in Rule 501 of the Securities Act and made other customary Regulation D representations, and appropriate legends will be affixed to any certificates evidencing the shares of Common Stock.
Item 7.01. Regulation FD Disclosure.
On December 3, 2018, the Company issued a press release to announce the transactions contemplated in the Share Repurchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Share Repurchase Agreement, dated December 2, 2018, by and among Crocs, Inc., Blackstone Capital Partners VI L.P. and Blackstone Family Investment Partnership VI-ESC L.P.
10.2
Seventeenth Amendment to Amended and Restated Credit Agreement, dated December 2, 2018, among Crocs, Inc., Crocs Retail, LLC, Jibbitz, LLC, the lenders named therein, KeyBank National Association, as syndication agent, and PNC Bank, National Association, as administrative agent.

99.1	Crocs, Inc. press release dated December 3, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: December 3, 2018	By:	/s/ Anne Mehlman
Anne Mehlman
Executive Vice President and Chief Financial Officer